Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement No. 333-219682 on Form S-8 of American Water Works Company, Inc. and its Designated Subsidiaries 2017 Nonqualified Employee Stock Purchase Plan of our report dated March 22, 2024, with respect to the statements of financial condition of American Water Works Company, Inc. and its Designated Subsidiaries 2017 Nonqualified Employee Stock Purchase Plan as of December 31, 2023, and 2022, the related statements of changes in net income and plan equity for the years ended December 31, 2023, 2022 and 2021, which report appears in the December 31, 2023 annual report on Form 11-K of American Water Works Company, Inc. and its Designated Subsidiaries 2017 Nonqualified Employee Stock Purchase Plan.

/s/ Kreischer Miller
Horsham, Pennsylvania
March 22, 2024